Exhibit 5.1

December 15, 2004

Arbinet-thexchange, Inc.

120 Albany Street

Tower II, Suite 450

New Brunswick, New Jersey 08901

RE:	Arbinet-thexchange, Inc., Registration Statement on Form S-1
(Registration No. 333-117278)

Ladies and Gentlemen:

We have acted as counsel to Arbinet-thexchange, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (as amended or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of (i) up to 4,233,849 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) to be issued and sold by the Company, and (ii) up to 3,281,866 shares of Common Stock to be sold by certain stockholders (the “Selling Stockholders”) of the Company (collectively, the “Shares”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, each as restated and/or amended to date and as currently in effect and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Shares to be sold by the Selling Stockholders which are outstanding on the date hereof have been duly authorized and are validly issued, fully paid and non-assessable, and (iii) the Shares to be sold by the Selling Stockholders issuable upon the exercise of outstanding warrants to purchase capital stock of the Company, upon the proper exercise of such warrants, will be validly issued, fully paid and non-assessable.

Arbinet-thexchange, Inc.

December 15, 2004

The opinions expressed herein are limited to the laws of the State of New Jersey and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP